Silver Dragon Signs Memorandum of Understanding with Shengda Mining

TORONTO, ON / ACCESSWIRE / November 3, 2015 / Silver Dragon Resources Inc. (SDRG) (the "Company") reports that it has signed a Memorandum of Understanding with Shengda Mining Co., Ltd. (SZSE:000603) (“Shengda”) to receive an all cash consideration for the Company’s 20% equity interest in China, Sanhe Sino-Top Resources & Technologies, Ltd. ("Sino-Top"). .

Under the Memorandum of Understanding, Shengda agreed to advance RMB5 Million (USD$780,000) to the Company for certain costs involved with the transaction and general corporate purposes in two payments. The first payment of RMB2.5 Million (USD$390,000) has been received. The second payment of RMB2.5 Million (USD$390,000) will be made upon receipt of the third party valuation expected this month.

Upon receipt of the third party valuation, the Company’s Board will review and if accepted shall support by resolution and send to public proxy for approval of shareholders at a scheduled Annual General Meeting, the date of which is to be determined at that time. The consummation of the sale of the Company’s 20% interest in Sino-Top which is all of its interest in Sino-Top is subject to determination of the sales price of Sino-Top, execution of final transaction documents, obtaining any required approvals including the approval of the Company’s shareholders and the approval of appropriate regulatory authority including the China Securities Regulatory Commission.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company's ability to obtain any necessary permits, consents or authorizations required for its activities; the Company's ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

SOURCE: Silver Dragon Resources Inc.